Exhibit 16.1

May 29, 2026

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Matternet, Inc. f/k/a Los Altos Ventures Corp. under Item 4.01 of its Form 8-K, dated May 29, 2026. We agree with the statements concerning our Firm in such Form 8-K. We are not in a position to agree or disagree with other statements of Matternet, Inc. f/k/a Los Altos Ventures Corp. contained therein.

Sincerely,

/s/ GRASSI & CO., CPAs, P.C.